Exhibit 10.1

EXECUTIVE AGREEMENT

This executive agreement (the “Agreement”) is entered into between:

(1)	NEONODE TECHNOLOGIES AB, 556771-2095, Karlavägen 100, 115 26 Stockholm, (“Neonode”); and

(2)	Pierre Daniel Alexus, personal identity number: XXXXXXXX-XXXX, XXXX, (the “Executive”).

Neonode and the Executive are each a “Party” and jointly “Parties” to the Agreement.

1	EMPLOYMENT, TERM AND POSITION

1.1	The Executive is as of March 31, 2025 employed as the President and Chief Executive Officer of the Neonode Inc. group of companies (the “Group”, as further defined in Clause 18.3) and as Neonode’s Managing Director (Sw. verkställande direktör) pursuant to the terms of the Agreement (the “Employment”).

1.2	The Employment continues until terminated by either Party in accordance with the provisions of Clause 14 or until otherwise mutually agreed.

1.3	The Executive warrants that he is not prevented from commencing the Employment or from performing the obligations under the Agreement (e.g. due to any obligation or duty owed to any third party) and that he has not wilfully suppressed or withheld information which if disclosed could have dissuaded Neonode from entering the Agreement.

2	DUTIES AND RESPONSIBILITIES

2.1	The Employment is based on mutual loyalty and trust.

2.2	During the Employment, the Executive will:

(i)	Report to the chairman of Neonode Inc.’s board of directors (the “Chairman”) and Neonode’s board of directors (the “Board”), and to any other person from time to time nominated by the Chairman and/or the Board.

(ii)	Keep the Chairman and the Board (and its or their nominated person(s)) promptly and fully informed about the conduct of the Group’s or, as applicable, Neonode’s business, finance and affairs and provide such explanations and supply all information in the Executive’s possession as the Chairman or the Board (or its or their nominated person(s)) may require.

(iii)	Have such responsibility and authority as is by custom given to a President and Chief Executive Officer and to a Managing Director (respectively), and hence oversee the day-to-day management of the Group’s and Neonode’s business, finance and affairs subject to Neonode Inc.’s and Neonode’s articles of association, the instructions for the President and Chief Executive Officer as well as the instructions for the Managing Director and all other guidelines, rules and regulations from time to time adopted and all other lawful and reasonable directions and instructions given by Neonode Inc.’s board of directors and/or by the Board (or its or their nominated person(s)).

(iv)	Ensure that the Group’s and Neonode’s accounts are maintained in accordance with applicable laws and that the management of funds is conducted in a sound and proper manner and that the provisions of all applicable laws and regulations, as well as Neonode Inc.’s and Neonode’s articles of association, are complied with at all times.

(v)	Work in a faithful and diligent manner in the best interest of the Group and Neonode, and their respective businesses.

(vi)	Devote all the care, skill and necessary time, attention and energy to the obligations under the Agreement as well as at all times promote, observe and protect the Group’s and Neonode’s interests and maintain the Group’s and Neonode’s goodwill and not knowingly do or willingly permit to be done anything that may jeopardize the interest, goodwill or reputation of the Group or Neonode or that may result in prejudice, loss or injury to the Group or Neonode. In case of conflict of interest between the Group and Neonode, the Executive will consult the Chairman (or its nominated person).

(vii)	Observe, abide by and comply with all policies, codes, rules and regulations which from time to time apply within the Group and Neonode and keep himself informed about the at each time applicable version of such policies, codes, rules and regulations.

(viii)	Accept appointments to the Board or the board of directors of any Affiliate and any appointments, directorships, offices or assignments (each an “Appointment”) as instructed by the Board (or its nominated person) without any claim for compensation in addition to the Base Salary.

2.3	The obligations mentioned in this Clause 2 provide a minimum standard of conduct expected by the Executive and are not intended to be exhaustive.

2.4	The Executive agrees that the Board (or its nominated person) may at any time during the Employment instruct the Executive to resign from any Appointment without such instruction being construed as a termination. Further, the Executive agrees that the Board (or its nominated person) may at any time during the Employment suspend the Executive with full pay at which Clause 14.4 applies correspondingly.

3	OUTSIDE ENGAGEMENTS

3.1	The Executive may not engage in any capacity in any activity, undertake any assignment (e.g. board assignment or other custodianship), conduct any business or hold any occupation beside the Employment (each an “Engagement”) other than with the prior written approval of the Board (or its nominated person), see Appendix 2 for approved Engagements. The Executive may, however; hold for bona fide investment purposes only not more than five (5) percent of any class of shares or other securities listed or dealt in on any recognized stock exchange.

3.2	The Executive agrees that any approval pursuant to Clause 3.1 is given in light of the circumstances at the time of the approval and subject to each approved Engagement neither interfering with the Executive’s duties nor otherwise entailing a violation of the Executive’s obligations under the Agreement. The Executive therefore agrees that the Board (or its nominated person) may in its sole discretion reassess and withdraw any approval given. To this end, the Executive will keep the Board (or its nominated person) informed about any change in any approved Engagement. If an approval is withdrawn, the Executive will immediately terminate the Engagement.

4	WORKPLACE AND WORKING HOURS

4.1	The Executive’s main place of work is at Neonode’s Stockholm office, currently at Karlavägen 100, 115 26 Stockholm. However, the Employment entails an obligation to perform work also from other offices, premises and locations and to undertake business travels both within as well as outside Sweden.

4.2	The Employment is a full-time employment (40 hours per week) with normal office hours being between 0800-1700. However, the Executive has unregulated working hours (Sw. oreglerad arbetstid) and is therefore expected to devote the whole of his time, attention and ability to his obligations under the Agreement both during the normal office hours and at such other time(s) as may be required for the proper performance of the Executive’s obligations under the Agreement or as the needs of the Group’s and/or Neonode’s business demand.

5	REMUNERATION AND OTHER MONETARY BENEFITS

5.1	For the services rendered and in consideration for the covenants made by the Executive under the Agreement, the Executive is entitled to a base salary of SEK 185,000 (gross) per month (2025) (the “Base Salary”). Base Salary is paid in accordance with Neonode’s at each time applicable salary payment routines into the bank account designated by the Executive.

5.2	Base Salary is annually reviewed. Neonode is under no obligation to increase the Base Salary following any such review. No review will take place during any notice period.

5.3	Overtime work and travel time has been taken into consideration when determining the Base Salary and other benefits.

5.4	The Executive is entitled to participate in Neonode’s bonus scheme, under which an annual bonus of up to 50% of the fixed annual salary may be awarded based on the achievement of performance targets and metrics set by the Board.

5.5	Payment of any bonus award is conditional on the Executive remaining in the Employment without having given or been given notice of termination on the designated bonus payment date. Any bonus scheme operated is fully discretionary and hence, such scheme may at any time be amended or terminated by the Board without such amendment or termination giving rise to any claim for compensation or payment in lieu of any rights or expectations that the Executive may have under the relevant scheme. Any bonus award or payment in any year does not give rise to any rights or expectations in respect of any future bonus award or payment. Further, the termination of the Employment, howsoever and whether lawful, does not give rise to any compensation claim in lieu of any forfeited bonus award or payment.

5.6	The Executive is entitled to a health care allowance (Sw. friskvårdsbidrag) in accordance with Neonode’s at each time applicable health care allowance policy.

5.7	In the event of sickness, the Executive is entitled to sick pay in accordance with applicable Swedish law and Neonode’s at each time applicable policy.

6	SET-OFF

If at any time money is owed and payable by the Executive to Neonode, whether under the provisions of the Agreement or otherwise, the Executive agrees and accepts that Neonode deducts the sum(s) from time to time owing to Neonode from any payment due to the Executive from Neonode under the Agreement.

7	PENSION AND INSURANCE

7.1	The Executive is entitled to pension contributions in accordance with Neonode´s at each time applicable pension policy and as specified in Appendix 1 to the Agreement. Variable remuneration does not constitute pensionable income.

7.2	For sake of clarity, Neonode will supply the Executive with occupational group life insurance (Sw. Tjänstegrupplivförsäkring), industrial (occupational) injury insurance (Sw. Trygghetsförsäkring vid arbetsskada), health insurance (Sw. sjukförsäkring) and business travel insurance.

8	ANNUAL LEAVE

8.1	The Executive is entitled to thirty (30) days annual leave in accordance with the provisions of the Swedish Annual Leave Act (Sw. semesterlagen (1977:480)) and Neonode’s at each time applicable annual leave policy. The Executive is entitled to vacation pay in advance (Sw. förskottssemster).

8.2	The Executive will use his best judgement and consider Neonode’s business interests when planning annual leave and obtain the Chairman’s (or its nominated person’s) approval before scheduling annual leave.

8.3	The Executive is only entitled to carry forward up to ten (10) accrued and untaken annual leave days per annual leave year, and any exceeding accrued and untaken annual leave days are paid out in cash after the end of the relevant annual leave year.

8.4	Neonode is entitled to offset any advance vacation pay against the final salary payment (including any vacation cash compensation).

9	EXPENSES

The Executive shall, upon submission of appropriate receipts, receive reimbursement for reasonable and pre-approved out-of-pocket business expenses properly incurred by the Executive in connection with the Employment. Neonode will also reimburse the Executive for any reasonable business travel expenses which the Executive incurs in connection with the Employment, subject to and in accordance with the at each time applicable business travel policy (or equivalent), or, where applicable, as specifically agreed between the Parties (such agreement to be in writing). Reimbursement is subject to the Executive providing the Board and the Chairman (or its or their nominated person) with appropriate receipts and/or invoices.

10	TAXES AND SOCIAL SECURITY CONTRIBUTIONS

10.1	All sums payable to the Executive under the Agreement are gross amounts and subject to preliminary income tax deductions before payment.

10.2	Neonode pays employer contributions on top of all sums payable under the Agreement in accordance with applicable law.

11	WORK EQUIPMENT

11.1	Neonode provides the Executive with such work equipment as the Board (or its nominated person) deems necessary from time to time.

11.2	The Executive undertakes to comply with Neonode’s (and, as applicable, any Affiliate’s) at each time applicable policies regarding the use of Neonode’s (and any Affiliate’s) work equipment, e-mail system, Internet services and software programs.

11.3	The Executive acknowledges that Neonode (and, as applicable, any Affiliate) has complete access to all data, files and e-mail correspondence (including any private e-mail correspondence) as well as a full overview of the Internet usage that is saved or stored in or performed or carried out using Neonode’s (or any Affiliate’s) work equipment, data- and/or IT-system.

12	PERSONAL DATA AND IT SECURITY

12.1	The Executive acknowledges that Neonode processes personal data relating to the Executive in order to administer the employment relationship. Information regarding Neonode’s processing of its employees’ personal data can be found in Neonode’s privacy policy.

12.2	The Executive undertakes to comply with Neonode’s (and, as applicable, any Affiliate’s) privacy policy when processing personal data in connection with the Employment.

13	INTELLECTUAL PROPERTY RIGHTS, WORK RESULTS AND OTHER NEONODE PROPERTY

13.1	All intellectual property rights, title and interest in and to any work of any nature, including but not limited to utility models, inventions (whether patentable or not), works protected by copyright (including neighbouring and associated rights), database rights, computer software, design rights (including e.g. circuit designs), trademark rights and other similar rights, whether eligible for registration, including concepts, systems, data bases, software, components and any know-how related thereto, made, written, designed, created, developed or produced by the Executive during the Employment, whether independently or together with one or more others within or outside normal working hours and whether at or outside Neonode’s premises (collectively the “Rights”) are exclusively owned by Neonode.

13.2	All material and property which the Executive obtains, makes, writes, designs, creates, develops or produces in connection with the Employment (collectively the “Material”) constitutes Neonode property. This applies regardless of whether the Material is in written form, data based, a photograph or picture, a video or audio recording or in any other form, and regardless of whether the Material has been obtained from Neonode, an Affiliate or any other third party or if the Executive has made, written, designed, created, developed or produced the Material alone or together with one or more others.

13.3	In relation to copyright protected works, the Executive waives (to the extent permitted by law) the right to be named in connection with the publishing or other exploitation of the Executive’s works.

13.4	Neonode is entitled to freely use (in any and all media whether now known or hereafter devised anywhere in the world in perpetuity), amend, modify, develop any Material and/or to produce copies of Material in original or modified form and to assign, transfer or otherwise make any Material accessible to any third party in original or revised form. Neonode also has the right to use (in all media whether now known or hereafter devised anywhere in the world in perpetuity), license, assign and/or in any other manner transfer any Rights to any third party.

13.5	The Executive hereby undertakes and agrees to, inter alia, prepare and execute all documents which Neonode, in its sole discretion, deems necessary or desirable in order to protect, register and/or maintain Neonode’s rights according to this Clause 13, including but not limited, where necessary, to assign and transfer (without the right to any compensation in addition to the Base Salary) any such rights to Neonode.

13.6	The Executive may not (with the exception of any registration filed in the course of the Employment) register or attempt to register during or after the Employment any trademark, business name, domain name, e-mail address or social media account, or the like, that is similar or refers to any marks or symbols used by Neonode or any Affiliate (including business name, auxiliary business name, trademark or domain name) or is a derivate of any of the marks or symbols used by Neonode or any Affiliate.

13.7	The Executive will immediately upon the Board’s (or its nominated person’s) instruction and in any event upon termination of the Employment:

(i)	Deliver to the person designated by the Board (or its nominated person) any Material (such as files, data, reports and documents, including copies and any other property, such as keys, security passes, credit or charge cards and work equipment, including chargers and accessories, computer programs and software).

(ii)	Provide the person designated by the Board (or its nominated person) with all passwords and access codes to any Rights, Material and other software and other Neonode property (as applicable).

(iii)	Transfer to the person designated by the Board (or its nominated person) and thereafter irretrievably delete from any privately held device, e-mail or cloud account, server or other media any Rights, Material and other software and data belonging to or licensed by Neonode or any Affiliate.

13.8	The Executive does not have a right of retention in any Material and the Executive may not (other than in the course of the Employment) without the Board’s (or its nominated person’s) prior written consent in each individual case, neither for his own nor a third party’s benefit, use any Material or Rights or any other intellectual property rights or know-how owned or licensed by Neonode or any Affiliate.

14	TERMINATION

14.1	The Employment may be terminated by either Party giving the other not less than twelve (12) months’ notice.

14.2	Notwithstanding Clause 14.1 above, as from the date the Executive turns 69 years of age, the mutual notice period to be observed by the Parties amounts to 1 month.

14.3	Notice must be given in writing.

14.4	In connection with either Party’s termination pursuant to Clause 14.1 above or in connection with any period of suspension pursuant to Clause 2.4, the Board (or its nominated person) may instruct the Executive, who remains at Neonode’s disposal, to:

(i)	cease to perform all or part of his duties in the Employment and carry out such other reasonable duties as the Board (or its nominated persons) deems appropriate.

(ii)	refrain from attending his place of work or any other Neonode or Affiliate premises.

(iii)	refrain from contacting or attempting to contact any customer or client, supplier, agent, professional adviser, broker or banker or any other business partner of Neonode or any Affiliate.

(iv)	refrain from contacting or attempting to contact any employee or director of Neonode or any Affiliate (other than for purely private purposes or as instructed by the Board (or its nominated person)).

14.5	If the Executive is in material breach of the Agreement or grossly neglects his loyalty or fiduciary obligations in the Employment, Neonode is entitled to terminate the Employment with immediate effect and with no further obligations on Neonode’s part under the Agreement.

14.6	At the latest on the expiry of the Employment, the Executive will resign from any Appointment. After the end of the Employment, the Executive will not represent himself as having any connection to the Group except as Neonode’s former employee.

14.7	The termination or expiry of the Employment for whatever reason will not operate to affect the Executive’s obligations according to Clause 13 (Intellectual Property Rights, etc.), Clause 15 (Confidentiality) and Clause 16 (Non-Compete, Non-Deal and Non-Solicit) which will remain in full force and effect.

15	CONFIDENTIALITY

15.1	The Executive undertakes that he will not during the Employment nor thereafter for his own or an unauthorised party’s benefit use or to any unauthorised party (which, for sake of clarity, includes the Executive’s private e-mail and iCloud account) disclose any confidential or proprietary information of Neonode or any Affiliate.

15.2	Confidential and proprietary information includes not only trade secrets but also any commercially sensitive information and any other information which the Group and/or Neonode reasonably wishes to keep confidential, regardless of whether the information is of technical, commercial or any other nature (i.e., not limited to financial information or information related to Neonode’s or any Affiliates’ customers/clients, products, pricing, sales and marketing strategies, suppliers, management etc.) and or regardless of whether the information is documented in writing or otherwise.

15.3	In case of uncertainty as to whether certain information constitutes confidential and proprietary information, the Executive will consult the Chairman (or its nominated person).

15.4	This confidentiality undertaking does not prohibit the Executive from making a disclosure:

(i)	if required to do so under applicable law or mandatory regulation; or

(ii)	if agreed to by Neonode in advance and in writing.

15.5	The Executive undertakes and agrees to remain bound by the provisions of Section 7, para. 1 of the Swedish Trade Secrets Act (Sw. lag (2018:558) om skydd för företagshemligheter) also after the expiry of the Employment without the limitation stipulated in Section 7 para. 2 of the aforementioned act.

16	NON-COMPETE, NON-DEAL AND NON-SOLICIT

16.1	The Parties agree that the Executive, in connection with the Employment, will become privy to Group and Neonode specific knowledge and trade secrets and that the Executive is capable of making use of such knowledge and trade secrets in a competing business, which could result in irreparable harm and considerable damage for the Group and Neonode. The Executive acknowledges that it is a precondition for the Employment that the Group and Neonode can disclose confidential information to the Executive in confidence. The Executive therefore undertakes not to, neither during the Employment nor for a period of nine (9) months thereafter (the “Restricted Period”), directly or indirectly:

(i)	Take any steps preparatory to or be engaged, employed or acquire a substantial or controlling interest in any business which provides the same or materially similar services as (a) offered by Neonode or any Affiliate during the 12 months immediately before the end of the Employment or the period of Employment if shorter (the “Relevant Period”) or (b) under development by Neonode or any Affiliate during the Relevant Period and of which the Executive possessed commercially sensitive information in the course of the Employment (each a “Non-Compete Restriction”).

(ii)	Induce, attempt to induce or in any other way influence any of Neonode’s or any Affiliate’s collaborators or other business partners to terminate, decrease or refrain from renewing their contractual relationship or other cooperation with Neonode or the Affiliate with the purpose to retain another business partner than Neonode or the Affiliate. Collaborators and other business partners include individuals or entities which have (a) had a contractual relationship with Neonode or any Affiliate during the Relevant Period or (b) sought Neonode’s or the Affiliate’s collaboration during the Relevant Period or (c) been actively pursued by Neonode or any Affiliate during the Relevant Period with the purpose to enter a contractual relationship and in respect of which the Executive possessed commercially sensitive information in the course of the Employment.

(iii)	Deal with or transact business with, canvass or solicit or entice away business, orders or custom from Neonode or any Affiliate, or induce or attempt to induce Neonode’s or any Affiliate’s customers or clients in connection with services similar to and competitive to those provided or offered by Neonode or the Affiliate. Customers and clients include individuals or entities which have sought Neonode’s or any Affiliate’s services at any point in time during the Relevant Period and in respect of which the Executive possessed commercially sensitive information in the course of the Employment.

(iv)	Solicit, entice or encourage or attempt to solicit, entice or encourage any person to leave the employ of Neonode or any Affiliate and similarly will not engage, employ or offer any such person employment who is (a) a member of Neonode’s or an Affiliate’s management team or (b) an employee of Neonode or any Affiliate with whom the Executive worked or had material dealings or for whose work the Executive was responsible or managed in the course of the Employment at any time during the Relevant Period or who is identified by Neonode or any Affiliate as being of particular importance for the future successful business of Neonode or an Affiliate.

(v)	Encourage, assist or procure any third party to do anything which, if done by the Executive would be in breach of any of the sub-clauses above.

16.2	During the Restricted Period, and in consideration for the Non-Compete Restriction, the Executive may be entitled to receive non-compete compensation. Such compensation equals the difference between the Executive’s average monthly gross salary in the Relevant Period (the “Average Monthly Salary”), and the lower income that the Executive directly or indirectly earns or reasonably could have earned in any new employment, engagement or business activity, however; the monthly compensation is capped at 60 percent of the Average Monthly Salary and any severance payable by Neonode to the Executive is deducted from the compensation. Compensation is payable subject to the Executive (i) having established to the Board’s satisfaction that the Executive has used his best efforts to limit any loss of income and that the lower income or lack thereof is directly caused by the Non-Compete Restriction and (ii) keeping the Board continuously, and no later than by the 15th of each month, informed of his income, or lack of income, from any new employment, engagement or business activity. If the Executive provides inaccurate information causing Neonode to pay compensation in error, the Executive will repay all sums received in error within 30 days of being requested to do so.

16.3	Neonode may at any time during the Executive (including any notice period) at its sole discretion limit the scope of and/or wholly release the Executive from any of the undertakings in Clause 16.1 above.

16.4	If the Executive contemplates resigning from the Employment, the Executive will, before giving notice of resignation, notify the Board in writing of the identity of the business in which he intends to be involved after the end of the Employment and of the nature of his intended involvement. Within 14 days of receipt of such notification, the Board will inform the Executive in writing if the Non-Compete Restriction is invoked in relation to the Executive’s intended involvement.

16.5	Neonode has no obligation to pay compensation pursuant to Clause 16.2 if the Executive fails to fulfil his obligations under Clause 16.2 or if the Employment ends either due to the Executive’s retirement or pursuant to Clause 14.5. The Non-Compete Restriction, however; remains in full force and effect.

17	LIQUIDATED DAMAGES

17.1	The Executive agrees that the Group and/or Neonode may suffer irreparable harm if the Executive violates any of his obligations pursuant to any of Clauses 3 (Outside Engagements), 12.2 (Personal data), 13 (Intellectual Property Rights, etc), 15 (Confidentiality) and 16 (Non-Compete, Non-Deal and Non-Solicit). Therefore, the Executive will, in respect of each and every violation under any of the abovementioned provisions, pay Neonode liquidated damages in an amount corresponding to six (6) times the Executive’s average monthly gross salary (including bonus and benefits) with Neonode during the six (6) months immediately preceding the violation or, if the Employment has ended, as at the end of Employment. If the violation is on-going, the Executive is liable to pay the agreed liquidated damages for each month in which the violation subsists despite Neonode’s written objection. If the actual loss caused to the Group and/or Neonode exceeds the agreed liquidated damages, Neonode is entitled to recover from the Executive all such losses including liabilities, damages, costs and expenses. The Executive’s payment of liquidated damages does not release the Executive from his obligations under the Agreement and hence, Neonode is free to counter any violation under the provisions mentioned herein with a provisional court injunction or any other available remedy and/or legal action.

17.2	The Executive agrees that the restrictions in the provisions mentioned in Clause 17.1, as well as the obligation to pay liquidated damages pursuant said Clause, are reasonable and intended for the protection of the Group’s and Neonode’s legitimate business interests.

18	MISCELLANEOUS

18.1	The Agreement may only be amended and modified by a written instrument duly signed by both Parties.

18.2	The Agreement overrules and supersedes all previous agreements between the Parties regarding the subject matter hereof.

18.3	For the purpose of this Agreement:

“Affiliate” means any legal entity directly or indirectly controlling or controlled by or under common control with Neonode, irrespective of the country of registration of such legal entity.

“Group” means Neonode Inc., a Delaware corporation, and any legal entity directly or indirectly controlled by Neonode Inc., irrespective of the country of registration of such legal entity.

19	APPLICABLE LAW

19.1	The Employment and the Agreement are governed by the substantive laws of Sweden.

19.2	The Executive holds a managerial position, and consequently; neither the Employment nor Agreement is governed by the Swedish Employment Protection Act (“EPA”) and neither Party will rely on any of the provision contained therein, save as stated in Section 1 paragraph 3 item 1 of the EPA.

20	DISPUTES

20.1	Any dispute, controversy or claim arising out of or in connection with the Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the SCC Arbitration Institute (the “SCC”).

20.2	The Arbitration Rules of the SCC Arbitration Institute applies.

20.3	The arbitral tribunal will be composed of 1 arbitrator unless the SCC in its discretion determines, considering the complexity of the case, the amount in dispute and other circumstances, that the the arbitral tribunal will be composed of 3 arbitrators.

20.4	The seat of arbitration is Stockholm, Sweden, and the language to be used in the arbitral proceedings is English.

20.5	This arbitration clause does not prevent Neonode from seeking injunctive relief (such as an interlocutory injunction or sequestration) before a Swedish or, as applicable, US court of law.

20.6	The Parties agree that all arbitral proceedings conducted by reference to this arbitration clause are kept strictly confidential. This confidentiality undertaking covers all information disclosed during such arbitral proceedings, including any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without prior written consent of both Parties hereto. However, a Party is entitled to disclose the existence of an arbitral award if required to disclose such information by application of mandatory law, any applicable stock exchange regulation or the regulation of any other recognized marketplace.

20.7	Legal costs, such as lawyer’s fees, are distributed between the Parties in accordance with the provisions of the Code of Judicial Procedure (Sw. Rättegångsbalken).

The Agreement is executed and entered into by way of digital signature

NEONODE TECHNOLOGIES AB

/s/ Ulf Rosberg
Ulf Rosberg

Chairman of Neonode Technologies AB

PIERRE DANIEL ALEXUS

/s/ Ulf Rosberg	/s/ Pierre Daniel Alexus
Ulf Rosberg	Pierre Daniel Alexus

Chairman of Neonode Inc.

APPENDIX 1

Pension Group: Neonode New (4,5%-30%).

APPENDIX 2

Board member Arkion.